Exhibit 99.1

Contact:	Investors – Will Lyons, (617) 532.8104, ir@enernoc.com
Media – Sarah McAuley, (617) 532.8195, news@enernoc.com

EnerNOC Reports Second Quarter 2009 Financial Results

Continued Network Growth and Operating Leverage Strengthen 2009 Financial Outlook

BOSTON, MA, July 27, 2009 — EnerNOC, Inc. (NASDAQ: ENOC), a leading provider of clean and intelligent energy solutions, today announced financial results for the quarter ended June 30, 2009.

“I am very pleased with our second quarter operating results as we achieved the second highest quarterly megawatt additions in our company’s history,” commented Tim Healy, EnerNOC’s Chairman and Chief Executive Officer. “The continued rapid adoption of our demand response solutions by utilities and businesses has allowed us to nearly double our megawatts under management from June 30, 2008 to June 30, 2009, and end the quarter with approximately $750 million of contracted revenue. As a result of this strong performance and the increased operating leverage we see in our business, we are raising our financial guidance for the year.”

“We believe that we are positioned for a record third quarter in terms of revenue and earnings per share, and are well on track to deliver positive cash flow from operations during the second half of 2009 and positive GAAP earnings per share in 2010.”

Financial Summary

The following financial results are reported on a U.S. GAAP-basis, unless otherwise noted:

Revenues — Revenues for the second quarter of 2009 were $42.4 million, compared to $23.7 million for the same period in 2008, an increase of $18.7 million, or 79%.

Cost of Revenues — Cost of revenues for the second quarter of 2009 totaled $24.3 million, compared to $14.8 million for the same period in 2008, an increase of $9.5 million, or 64%.

Gross Profit/Gross Margin — Gross profit for the second quarter of 2009 was $18.1 million, compared to $8.9 million for the same period in 2008, an increase of $9.3 million, or 104%. Gross margin was 42.8% for the second quarter of 2009 compared to 37.5% for the same period in 2008.

Operating Expenses — Operating expenses for the second quarter of 2009 were $22.5 million, compared to $19.5 million for the same period in 2008, an increase of $3.0 million, or 15%.

Interest and Other Income (Expense) — Interest and other income (expense) for the second quarter of 2009 was an expense of $1.2 million, compared to income of $0.3 million for the same period in 2008. The Company incurred charges totaling $1.3 million associated with its 2012-13 PJM Emergency Load Response Program (“ELRP”) auction bid.

Net Loss —

GAAP Results

GAAP net loss for the second quarter of 2009 was $5.7 million, or a loss of $0.29 per basic and diluted share, compared to a net loss of $10.4 million, or a loss of $0.54 per basic and diluted share, for the same period in 2008, a decrease of $4.7 million, or 45%.

Non-GAAP Results

Excluding stock-based compensation charges and amortization expense related to acquisition-related assets, non-GAAP net loss for the second quarter of 2009 was $2.3 million, or a loss of $0.12 per basic and diluted share, compared to a non-GAAP net loss of $7.6 million, or a loss of $0.39 per basic and diluted share, for the same period in 2008, a decrease of $5.3 million, or 70%.

Cash and Cash Equivalents — As of June 30, 2009, the Company had cash and cash equivalents totaling $43.5 million, a decrease of $17.3 million from cash and cash equivalents as of December 31, 2008.

Business Update

EnerNOC’s second quarter 2009 business highlights included:

•                  Increasing its demand response megawatts under management to over 3,150 as of June 30, 2009, an increase of over 450 megawatts during the quarter, representing the second highest quarterly sales performance in the Company’s history.

•                  Increasing the number of commercial, institutional, and industrial demand response customers in its demand response network to approximately 2,400 and sites to approximately 5,450 as of June 30, 2009.

•                  Enrolling over 1,400 megawatts into the PJM ELRP for the June 1, 2009-May 31, 2010 delivery year.

•                  Securing over $100 million of future potential revenue in the PJM ELRP for the 2012-13 delivery year, bringing the Company’s total contracted revenue to approximately $750 million.

•                  Improving its operating leverage during the quarter, as evidenced by an increase in megawatts under management per full-time employee to approximately 8.8 as of June 30, 2009, up from 7.6 as of March 31, 2009 and 5.2 as of June 30, 2008.

•                  Receiving regulatory approval from the Idaho Public Utility Commission for the Company’s five-year demand response contract with Idaho Power, a subsidiary of IDACORP, Inc., for up to 65 megawatts.

•                  Strengthening its diversified technology platform by completing the acquisition of software and intellectual property assets from eQuilibrium Solutions Corporation, and deploying PowerTalk, the industry’s first standards-based presence-enabled smart grid communications technology, at over 750 customer sites.

•                  Obtaining dismissal without leave to replead of the consolidated securities class action lawsuit filed against the Company and certain of its officers and directors.

Company Update

Subsequent to the end of the second quarter of 2009, the Company:

•                  Reached agreement with Timothy Weller, who, among other accomplishments, was formerly the CFO of Akamai Technologies Inc. and served as a senior research analyst on Wall Street for six years, to become the Company’s CFO as of July 29, 2009. Neal Isaacson, the Company’s current CFO, will remain with the Company through September 1, 2009 to assist in the transition.

•                  Appointed Gregg Dixon to Senior Vice President of Marketing effective July 19, 2009. Mr. Dixon previously served as the Senior Vice President of Sales and Business Development. Mr. Dixon will now lead the Company’s marketing, product management, and channel partnership efforts, while continuing to lead the Company’s Utility Sales unit that develops new business with North American utilities. Matthew Plante, who joined EnerNOC in 2005 and most recently served as a Senior Director for Sales and Business Development for some of EnerNOC’s largest and most profitable C&I markets, including PJM, has been promoted to Vice President of C&I Sales and Business Development.

•                  Intends to file a Form S-3 universal shelf registration statement with the SEC. The terms of any potential future offerings would be established at the time of the offerings.

Financial Outlook

Third Quarter 2009

The Company currently expects to deliver the following financial results for the quarter ending September 30, 2009:

•      Total revenue of $88 million to $98 million;

•      GAAP net income per basic share of $0.77 to $0.91;

•      GAAP net income per diluted share of $0.70 to $0.83;

•      Non-GAAP net income per basic share of $0.93 to $1.07; and

•      Non-GAAP net income per diluted share of $0.85 to $0.98.

Full Year 2009

The Company is increasing its revenue guidance and decreasing its loss per share guidance for the full year of 2009 based on the continued momentum of the Company’s core business and new business initiatives.

The Company currently expects to deliver the following financial results for the year ending December 31, 2009:

•                  Total revenue of $172 million to $185 million (previous guidance was $160 to $172 million);

•                  GAAP net loss per basic and diluted share of $0.76 to $0.86 (previous guidance was a GAAP net loss of $0.93 to $1.04); and

•                  Non-GAAP net loss per basic and diluted share of $0.14 to $0.24 (previous guidance was a non-GAAP net loss of $0.33 to $0.44).

The Company continues to expect to generate positive cash flow from operations in the second half of 2009 and to deliver positive GAAP earnings per share for the year ending December 31, 2010.

The non-GAAP net income per share estimates for the quarter ending September 30, 2009 exclude the impact of an estimated $3.0 million in stock-based compensation charges and an estimated $0.2 million in amortization expense related to acquisition-related assets.

The non-GAAP net loss per share estimate for the year ending December 31, 2009 excludes the impact of an estimated $11.7 million in stock-based compensation charges and an estimated $0.7 million in amortization expense related to acquisition-related assets.

The above statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company assumes no obligation to publicly update or revise its financial outlook. Investors are reminded that actual results may differ from these estimates for the reasons described below and in the Company’s filings with the Securities and Exchange Commission.

Webcast Reminder

The Company will host a conference call today, July 27, 2009 at 5:00 p.m., Eastern Time, to discuss the Company’s second quarter operating results, as well as other forward-looking information about the Company’s business. A live audio webcast will be available at www.enernoc.com. Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-888-203-1112 and enter the pass code 4342891) until August 6, 2009.

About EnerNOC

EnerNOC, Inc. is a leading provider of clean and intelligent energy solutions to commercial, institutional, and industrial customers, as well as electric power grid operators and utilities. EnerNOC’s demand response, energy efficiency, and energy advisory applications help optimize the balance of electric supply and demand, provide cost-efficient alternatives to traditional generation resources, and drive significant cost-savings for enterprises. The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a growing network of commercial, institutional, and industrial customer sites, making demand response capacity available to grid operators and utilities on demand while driving energy, environmental, and financial results for end-use customers. For more information visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s future financial performance on both a GAAP and non-GAAP basis, the Company’s ability to generate positive cash flow from operations in the second half of 2009 and to deliver positive GAAP earnings per share for the year ending December 31, 2010, contracted revenues that the Company expects to earn, and the future growth and success of the Company’s demand response and energy management solutions, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain of the Company’s contracts and expansion of existing contracts may be subject to approval of state or local regulatory agencies. There can be no assurance that such approvals will be obtained. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contracted Revenues

Contracted revenues represent EnerNOC’s estimate of total payments that it currently expects to earn in connection with providing demand response solutions to grid operators and utilities under long-term contracts and pursuant to open market bidding programs, as well as providing energy management solutions to its commercial, institutional and industrial end-use customers.  As of the date of this press release, EnerNOC expects approximately 83% of this contracted revenue to be earned by May 31, 2013 and the remainder to be earned through 2024.

Assumptions Regarding Contracted Revenues:

The contracted revenues estimated from EnerNOC’s long-term contracts, open market bidding programs and its provision of energy management solutions have been prepared by management and are based upon contractual terms, open market bidding program rules and a number of assumptions, including:

• EnerNOC’s ability to provide to its utility and grid operator customers the capacity that it has committed to provide under long-term contracts and pursuant to open market bidding programs. The Company’s expectations are based on its experience to date in building out its existing load management systems;

• EnerNOC’s contracts with its utility and grid operator and commercial, institutional and industrial end-use customers not being terminated, modified or delayed or becoming subject to governmental regulation that could materially and adversely affect EnerNOC’s interests;

• the rules and assumed pricing of the various open market bidding programs in which EnerNOC participates remaining unchanged in all material respects;

• the rate of termination of EnerNOC’s commercial, institutional and industrial end-use customers under its long-term contracts remaining consistent with EnerNOC’s historical average;

• the electricity consumption of EnerNOC’s commercial, institutional and industrial end-use customers remaining consistent with historical use throughout the term of its contracts with such customers; and

• EnerNOC’s ability to obtain regulatory approval for its long-term contracts with certain utility and grid operator customers where such approval is required. Approximately 11.7% of the contracted revenue referenced in this release is subject to such regulatory approval.

Any differences among these assumptions, other factors, and EnerNOC’s actual experiences may result in actual revenues earned in future periods differing from management’s current estimate of contracted revenues to be earned. In management’s view, such information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and, to the best of management’s knowledge and belief, presents the assumptions and considerations on which EnerNOC bases its belief that it can earn such contracted revenues.

Use of Non-GAAP Financial Measures

EnerNOC continues to provide all information required in accordance with GAAP and also provides certain non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of the Company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. EnerNOC provides non-GAAP net loss and non-GAAP net loss per share data as additional information relating to EnerNOC’s operating results. EnerNOC presents these non-GAAP financial measures as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP.

EnerNOC’s management uses certain non-GAAP financial information, namely operating results excluding the impact of stock-based compensation charges made in accordance with SFAS 123R and amortization expense related to acquisition-related assets, to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, EnerNOC believes it is useful for its investors to review, as applicable, information that both includes and excludes stock-based compensation and amortization expense related to acquisition-related assets in order to assess the performance of EnerNOC’s business and for planning and forecasting in future periods. Whenever EnerNOC reports non-GAAP financial measures, a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure will be made available. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

In EnerNOC’s earnings releases, conference calls, slide presentations or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements and can be found on the Investor Relations page of the EnerNOC corporate Web site at http://investor.enernoc.com.

Source: EnerNOC, Inc.

EnerNOC, Inc.

SELECTED FINANCIAL INFORMATION

(in thousands, except for per share data)

EnerNOC, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues	$42,402	$23,686	$60,825	$42,298
Cost of revenues	24,267	14,815	34,792	26,957
Gross profit	18,135	8,871	26,033	15,341

Operating expenses:
Selling and marketing expenses	9,212	7,678	17,879	14,189
General and administrative expenses	11,395	10,558	21,097	20,478
Research and development expenses	1,876	1,256	3,413	2,993
Total operating expenses	22,483	19,492	42,389	37,660
Loss from operations	(4,348)	(10,621)	(16,356)	(22,319)
Interest and other income (expense), net	(1,214)	258	(1,559)	1,040
Loss before income tax expense	(5,562)	(10,363)	(17,915)	(21,279)
Provision for income tax expense	(167)	(73)	(348)	(158)
Net loss	$(5,729)	$(10,436)	$(18,263)	$(21,437)

Basic and diluted net loss per share	$(0.29)	$(0.54)	$(0.91)	$(1.11)

Weighted average basic and diluted shares used in computation	20,034,562	19,434,228	19,983,803	19,302,329

EnerNOC, Inc. Condensed Consolidated Balance Sheet Information (Unaudited)

	June 30,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$43,526	$60,782
Restricted cash, including non-current	177	1,419
Marketable securities	—	2,000
Accounts Receivable, net	13,540	11,150
Unbilled revenue	16,344	11,585
Deposits, including non-current	2,392	2,648
Prepaid expenses and other current assets	3,688	1,535
Property and equipment, net	31,661	26,975
Goodwill and intangible assets, net	20,396	18,535
Other assets	910	65
Total assets	$132,634	$136,694

Liabilities and Stockholders' Deficit
Accounts payable	$307	$1,171
Accrued capacity payments	23,233	18,643
Accrued payroll and related expenses	6,582	6,309
Accrued expenses and other current liabilities	4,616	3,822
Deferred revenue	3,580	2,257
Long-term debt, including current portion	4,541	4,563
Other liabilities	1,111	709
Stockholders' equity	88,664	99,220
Total liabilities and stockholders' equity	$132,634	$136,694

EnerNOC, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2009	2008

Cash (used in) provided by operating activities	$(10,219)	$(10,629)
Cash (used in) provided by investing activities	(7,505)	3,589
Cash provided by (used in) financing activities	449	(871)
Effects of exchange rate changes on cash	19	—
Net (decrease) increase in cash and cash equivalents	$(17,256)	$(7,911)

Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures

(Unaudited)

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of each non-GAAP financial measure used in this earnings release and related conference call or webcast to the most directly comparable financial measure prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  The reconciliation for historic non-GAAP measures is provided herein on a quantitative basis and for non-GAAP measures that are forward-looking is provided herein on a qualitative basis.

The non-GAAP measures used in this earnings release and related conference call differ from GAAP in that they exclude expenses related to stock-based compensation and amortization expense related to acquisition-related assets. The Company’s basis for these adjustments is described below. Management uses these non-GAAP measures for internal reporting and forecasting purposes. The Company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Management uses these non-GAAP financial measures when evaluating the Company’s operating performance and believes that such measures are useful to investors and financial analysts in assessing the Company’s operating performance due to the following factors:

•                  The Company believes that the presentation of non-GAAP measures that adjust for the impact of stock-based compensation expenses and amortization expense related to acquisition-related assets provides investors and financial analysts with a consistent basis for comparison across accounting periods and, therefore, are useful to investors and financial analysts in helping them to better understand the company’s operating results and underlying operational trends.

•                  Although stock-based compensation is an important aspect of the compensation of the Company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.

•                  The Company does not acquire intangible assets on a predictable cycle. The Company’s intangible assets relate solely to business acquisitions.  Amortization costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

These non-GAAP financial measures are not prepared in accordance with GAAP. These measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP (such as net income and earnings per share) and should not be considered measures of the Company’s liquidity.

EnerNOC, Inc.

NON-GAAP FINANCIAL MEASURES RECONCILIATION

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

GAAP Net Income/loss	$(5,729)	$(10,436)	$(18,263)	$(21,437)
ADD: Stock-based compensation	3,255	2,696	6,074	4,881
ADD: Amortization expense of acquired intangible assets	163	129	332	645
Non-GAAP Net Income	$(2,311)	$(7,611)	$(11,857)	$(15,911)

GAAP earnings per basic and diluted share	$(0.29)	$(0.54)	$(0.91)	$(1.11)
ADD: Stock-based compensation	0.16	0.14	0.30	0.25
ADD: Amortization expense of acquired intangible assets	0.01	0.01	0.02	0.03
Non-GAAP earnings per basic and diluted share	$(0.12)	$(0.39)	$(0.59)	$(0.83)